Exhibit 14

                          Blount International, Inc.
                      Code of Ethics for Covered Officers


1.   INTRODUCTION

          Blount International, Inc. ("Blount") is publishing this Code of Ethics (the "Code") in order to provide the Chief Executive Officer, Chief Financial Officer and Controller (or persons performing similar functions) (the "Covered Officers") with clear guidance as to their conduct as officers of Blount. While covering a wide range of business practices and procedures, this Code cannot and does not cover every specific issue that may arise, or every specific situation in which ethical decisions must be made. Rather, this Code sets forth key guiding principles of business conduct that Blount expects of the Covered Officers, which principles underscore Blount's commitment to conduct its business in compliance with all applicable laws and regulations and with the highest ethical standards. These principles are intended to provide guidance to the Covered Officers in handling any and all situations and issues that may arise during the Covered Officers' performance of their duties as officers of Blount. This Code is intended to be our Code of Ethics for the Chief Executive Officer and the Senior Financial Officers pursuant to the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and related rules of the U.S. Securities and Exchange Commission.

2.   HONESTY AND ETHICAL CONDUCT

          Each Covered Officer owes a duty to Blount to act honestly and ethically. Deceit and subordination of principle are inconsistent with honest and ethical conduct. Each Covered Officer must be honest and candid while still maintaining the confidentiality of information where required or consistent with Blount's policies, and each Covered Officer must adhere to a high standard of business ethics in the performance of each of his or her duties as an officer of Blount (including the handling of actual or apparent conflicts of interest).


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3.   FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE PUBLIC DISCLOSURE

          Blount is committed to providing information about Blount and its subsidiaries to the public in a manner that is consistent with all applicable legal and regulatory requirements and that promotes investor confidence by facilitating fair, orderly and efficient behavior. Therefore, each Covered Officer is responsible for ensuring that all disclosures made in all periodic reports and documents filed with the Securities and Exchange Commission, and all other public communications by Blount, are full, fair, accurate, timely and understandable. In furtherance thereof, each Covered Officer should (i) be familiar with and comply with the disclosure requirements applicable to Blount and (ii) not knowingly misrepresent, or cause others to misrepresent, facts about Blount and its subsidiaries, whether to internal or external persons or parties (including Blount's Independent Auditors, governmental regulators and the New York Stock Exchange).

          In addition, in order to satisfy the disclosure obligations referred to above, Blount is required by law to keep accurate and complete company books, records, and accounts to reflect Blount's transactions and is required to maintain an adequate system of internal controls for all of its business transactions, records and accounts. Therefore, Blount's books and records must exhibit the highest degree of integrity. The Covered Officers should, to the extent appropriate within their area or responsibility, consult with other officers and employees of Blount and take other appropriate steps regarding such books, records and accounts with the goal of making Blount's books, records and accounts complete, accurate, and supported by appropriate documents in auditable form.


          The Covered Officers shall promptly bring to the attention of the Senior Vice President and General Counsel of Blount (the "General Counsel") and the Audit Committee any information to which they have actual knowledge concerning (i) significant deviations in the


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design or operation of internal controls which could adversely affect Blount's ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Blount's financial reporting, disclosures or internal controls.

4.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

          Blount is strongly committed to conducting its business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations, wherever business is conducted. No Covered Officer may violate any applicable law, rule or regulation, or instruct or authorize others to do so, for any reason in connection with any act, decision or activity that is or may appear to be related to such Covered Officer's employment by or position with Blount. In some instances, laws, rules and regulations may be ambiguous and difficult to interpret. In such cases, a Covered Officer should seek legal advice through Blount's Legal Department in order to ensure that he or she in compliance with this policy as it pertains to legal matters and that both the Covered Officer and Blount are observing and obeying all applicable laws, rules and regulations. Covered Officers who have knowledge of material nonpublic information are prohibited from trading in securities of Blount or another company who may be the subject of such information (including customers, partners or suppliers) and should not pass along such information to anyone else who does not have a need to know.

5.   CONFLICT OF INTEREST

          The term "conflict of interest" describes any circumstance in which a Covered Officer's personal interests, relationships or activities, or those of a member of such Covered Officer's immediate family, interfere or conflict, or appear to interfere or conflict, with the interests of Blount. Activities which involve the unauthorized use of Blount time, equipment, or


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information, which significantly interfere with job performance, which could damage the Covered Officer's or Blount's good reputation, or which otherwise conflict or compete with Blount's business interests, are examples of conflicts of interest. In essence, a Covered Officer should not use his or her position or the assets or influence of Blount for personal advantage or for the advantage of immediate family members to the detriment of Blount, and should always act in the best interests of Blount. Covered Officers should not take for themselves personally opportunities that are discovered through the use of corporate property, information or position. Blount is prohibited from, directly or indirectly, extending or maintaining credit (or arranging for an extension of credit) in the form of a personal loan to any Covered Officer.

          Each Covered Officer should avoid conflicts of interest wherever possible, and should discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest (or any situation which accidentally or unexpectedly gives rise to a conflict of interest) with the General Counsel, and upon the General Counsel's recommendation, with the Audit Committee.

6.   REPORTING AND ACCOUNTABILITY

          Situations that may involve a violation of ethical principles, laws or this Code may not always be clear and may require difficult judgments. Covered Officers who have concerns or questions about violations of laws, rules or regulations or of this Code, should seek the advice of the General Counsel. If the General Counsel has concerns or questions about the rules and regulations set forth in this Code, or the interpretation thereof, he or she should seek the guidance of the Audit Committee.

          The Audit Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Each Covered Officer must (i) notify the General Counsel promptly of any existing or


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potential violation of this Code (failure to do so is itself a violation of this Code) and (ii) not retaliate against any officer or employee for reports of potential violations that are made in good faith. Other persons who have knowledge of any existing or potential violation of this Code by a Covered Officer should promptly notify the General Counsel.

          Blount will follow the following procedures in investigating and enforcing this Code and in reporting on the Code: (i) violations and potential violations will be reported by the General Counsel to the Audit Committee after appropriate investigation, (ii) the Audit Committee shall take all action it considers appropriate to investigate any violations reported to it,
(iii) if the Audit Committee determines that a violation has occurred, it will inform the Board of Directors of Blount and (iv) upon being notified that a violation has occurred, the Board of Directors will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification to the Securities and Exchange Commission or other appropriate law enforcement authorities.

7. WAIVERS AND AMENDMENTS

          Any waiver of this Code relating to a Covered Officer may be made only by the Audit Committee or the Board of Directors. Management shall periodically review and reassess the adequacy of this Code and shall recommend changes to the Board for approval. The Board reserves the right to amend this Code from time to time as its determines to be desirable or appropriate. Amendments to or waivers of the provisions in this Code for Covered Officers will promptly be disclosed to Blount's investors in accordance with all applicable laws and regulations.